UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Schedule 14A
Proxy Statement Pursuant to Section 14(a) of
The Securities Exchange Act of 1934
(Amendment No. )
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Core-Mark Holding Company, Inc.

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Core-Mark Holding Company, Inc.
395 Oyster Point Blvd., Suite 415
South San Francisco, California 94080
www.Core-Mark.com

April 18, 2011

Dear Fellow Stockholders:

The Board of Directors of Core-Mark Holding Company, Inc. (“Core-Mark”) invites you to attend Core-Mark’s 2011 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 11:00 a.m. PDT on Tuesday, May 24, 2011 at the Sofitel San Francisco Bay Hotel, 223 Twin Dolphin Drive, Redwood City, California 94065. You will find directions to the Annual Meeting on the back cover of the accompanying Proxy Statement.

The Notice of Annual Meeting and Proxy Statement describe the matters to be acted upon at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, we encourage you to vote so that your shares will be represented and voted at the Annual Meeting. You may vote by proxy, by telephone, over the internet or by completing and mailing the enclosed proxy card in the return envelope provided. If you do not vote by mail, telephone or via the internet, you still may attend the Annual Meeting and vote in person.

Thank you for your continued support of Core-Mark.

Sincerely,

Randolph I. Thornton Director and Chairman of the Board	J. Michael Walsh President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Core-Mark Holding Company, Inc.
395 Oyster Point Blvd., Suite 415
South San Francisco, California 94080

April 18, 2011

The 2011 Annual Meeting of Stockholders of Core-Mark Holding Company, Inc. (“Core-Mark”) will be held as follows:

DATE:	Tuesday, May 24, 2011
TIME:	11:00 a.m. PDT
LOCATION:	Sofitel San Francisco Bay Hotel, 223 Twin Dolphin Drive, Redwood City, California 94065
PURPOSE:	To consider and act upon the following proposals:
1. The election of seven (7) directors;
2. The approval of an advisory resolution regarding the compensation of Core-Mark’s named executive officers;
3. The advisory vote on the frequency of conducting future advisory votes on executive compensation;
4. The ratification of the appointment of Deloitte & Touche LLP as Core-Mark’s independent registered public accounting firm for the fiscal year ending December 31, 2011; and
5. Such other business as may properly come before the Annual Meeting.

Shares represented by properly executed proxies that are hereby solicited by the Board of Directors of Core-Mark will be voted in accordance with the instructions specified therein. Shares represented by proxies that are not limited to the contrary will be voted in favor of the election as directors of the persons nominated in the accompanying Proxy Statement and in favor of Proposals 2 and 4. Such shares will not be voted in favor of any option in Proposal 3 because the Board of Directors has not made a recommendation and will instead consider the views of the Company’s shareholders before making a determination.

Stockholders of record at the close of business on March 28, 2011 are entitled to vote at the Annual Meeting.

By order of the Board of Directors,

Gregory Antholzner
Vice President — Finance, Treasurer and Secretary

It is important that your shares be represented and voted,
whether or not you plan to attend the Annual Meeting.

YOU CAN CAST YOUR VOTE BY ANY OF THE FOLLOWING METHODS:

1.	BY MAIL:
Promptly return your signed and dated proxy/voting instruction card in the enclosed envelope.

2.	BY TELEPHONE:
You may vote by telephone by calling 1-800-560-1965.

3.	BY USING THE INTERNET:
You may vote via the internet at www.eproxy.com/core.

4.	IN PERSON:
You may attend the Annual Meeting and vote in person.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 24, 2011

Core-Mark’s Proxy Statement, form of Proxy Card and 2010 Annual Report on Form 10-K are available at http://www.core-mark.com/investor-sec.htm.

DIRECTIONS TO THE SOFITEL HOTEL	Back Cover

PROXY STATEMENT

2011 ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 24, 2011

CORE-MARK HOLDING COMPANY, INC.
395 Oyster Point Blvd., Suite 415
South San Francisco, California 94080

GENERAL INFORMATION

Proxy Solicitation

These proxy materials are being mailed or otherwise sent to stockholders of Core-Mark Holding Company, Inc. (“Core-Mark” or the “Company”) on or about April 18, 2011 in connection with the solicitation of proxies by the Board of Directors for Core-Mark’s Annual Meeting of Stockholders to be held at 11:00 a.m. PDT on Tuesday, May 24, 2011 at the Sofitel San Francisco Bay Hotel, 223 Twin Dolphin Drive, Redwood City, California 94065. Core-Mark pays the cost of soliciting your proxy. Directors, officers and other Core-Mark employees also may solicit proxies by telephone or otherwise, but will not receive compensation for such services. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed by Core-Mark for their reasonable expenses.

Stockholders Entitled to Vote

Stockholders of record at the close of business on March 28, 2011 are entitled to notice of and to vote at the meeting. As of such date, there were 11,351,967 shares of Core-Mark common stock outstanding, each entitled to one vote.

How to Vote

Stockholders of record described below may cast their votes by:

(1) signing, completing and returning the enclosed proxy card in the enclosed postage-paid envelope;

(2) calling 1-800-560-1965;

(3) accessing the internet at www.eproxy.com/core; or

(4) attending the Annual Meeting and voting in person.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instructions form included in the mailing.

Revocation of Proxies

A proxy may be revoked at any time before it is voted by delivering written notice of revocation to the Director of Investor Relations of Core-Mark at the address set forth above, by delivering a proxy bearing a later date or by voting in person at the meeting.

Quorum

The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum. Abstentions and shares that brokers do not have the discretionary authority to vote on a matter in the absence of timely instructions from the beneficial owners (broker non-votes) are treated as present for the purposes of determining a quorum.

Required Vote

Election of Directors — Our bylaws require that each director in an uncontested election be elected by the vote of the majority of the votes cast with respect to such director. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Abstentions and broker non-votes will not be counted as votes cast and, accordingly, will have no effect on the outcome of the vote. If the stockholders do not elect a nominee who is serving as a director, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” In accordance with our bylaws and our Policy Regarding Election of Directors, such a holdover director will be required to tender his or her resignation to the Board of Directors. Our Nominating and Corporate Governance Committee will then make a recommendation to our Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. Our Board of Directors will consider the Nominating and Corporate Governance Committee’s recommendation and all other relevant factors, act on the resignation and publicly disclose its decision and the reasons for its decision within 90 days of the date that the results of the election are certified.

Approval of executive compensation — Approval of an advisory resolution regarding the compensation of Core-Mark’s named executive officers (Proposal 2) requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. In determining whether Proposal 2 has received the requisite number of affirmative votes, abstentions are treated as shares present or represented and entitled to vote, so abstaining has the same effect as a vote against Proposal 2. Broker non-votes on Proposal 2 are not counted or deemed present or represented for purposes of determining whether stockholders have approved that proposal.

Advisory vote on the frequency of executive compensation advisory vote — Approval of one of the options presented regarding the frequency with which shareholders are provided an advisory vote on executive compensation (Proposal 3) will be determined by the affirmative vote for such option of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. In determining whether an option under Proposal 3 has received the requisite number of affirmative votes, abstentions are treated as shares present or represented and entitled to vote, so abstaining has the same effect as a vote against the one, two and three year frequency options contained in Proposal 3. Broker non-votes on Proposal 3 are not counted or deemed present or represented for purposes of determining whether stockholders have approved that proposal. If none of the options receive a majority vote but one option receives a clear plurality of votes, then the Board of Directors will consider such option to be the frequency for the advisory vote recommended by stockholders.

Ratification of Appointment of Accountants — Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal 4) requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Under Delaware law, in determining whether Proposal 4 has received the requisite number of affirmative votes, abstentions are treated as shares present or represented and entitled to vote, so abstaining has the same effect as a vote against Proposal 4. Under New York Stock Exchange (NYSE) rules, which govern brokers even if they hold NASDAQ securities, the ratification of the appointment of an independent registered accounting firm is considered a “routine” matter, and brokers generally may vote on behalf of beneficial owners who have not furnished voting instructions, subject to the rules of the NYSE concerning transmission of proxy materials to beneficial owners, and subject to any proxy voting policies and procedures of those brokerage firms.

Other Matters

The Board of Directors is not aware of any matters to be presented at the meeting other than those set forth in the accompanying notice. If any other matters properly come before the meeting, the persons named in the proxy will vote on such matters in accordance with their best judgment.

Additional Information

Additional information regarding the Company appears in our Annual Report on Form 10-K for the year ended December 31, 2010, which accompanies this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 24, 2011

Core-Mark’s Proxy Statement, form of Proxy Card and 2010 Annual Report on Form 10-K are available at http://www.core-mark.com/investor-sec.htm.

OWNERSHIP OF CORE-MARK COMMON STOCK

Securities Owned by Certain Beneficial Owners

The following table sets forth certain information as of March 28, 2011 regarding the beneficial ownership of shares of our common stock by: (i) each person or entity known to us to be the beneficial owner of more than 5% of our common stock; (ii) each of our named executive officers; (iii) each member of our Board of Directors; and (iv) all members of our Board of Directors and executive officers as a group.

Except as otherwise noted below, each of the following individuals’ address of record is c/o Core-Mark Holding Company, Inc., 395 Oyster Point Boulevard, Suite 415, South San Francisco, California 94080.

Beneficial ownership is determined in accordance with the rules of the U.S. Securities and Exchange Commission (“SEC”). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon the exercise of stock options or warrants or the conversion of other securities held by that person that are currently exercisable or convertible, or are exercisable or convertible within 60 days of March 28, 2011, are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for the purposes of computing percentage ownership of each other stockholder. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned.

	Securities Beneficially Owned
	Shares of Common	Percentage of Common
Name and Address of Beneficial Owner	Stock Beneficially Owned	Stock Outstanding

Principal Securityholders:
Dimensional Fund Advisors, L.P.[1]	795,500	7.0%
Wynnefield Capital Management, LLC[2]	716,752	6.3%
Advisory Research, Inc.[3]	705,217	6.2%
BlackRock, Inc.[4]	699,147	6.2%
Intrepid Capital Management, Inc.[5]	577,880	5.1%

	Securities Beneficially Owned
	Shares of Common	Percentage of Common
Name and Address of Beneficial Owner	Stock Beneficially Owned	Stock Outstanding

Directors and Named Executive Officers:
J. Michael Walsh[6]	120,048	1.1%
Stacy Loretz-Congdon[6]	41,765	*
Thomas B. Perkins[6]	47,210	*
Christopher M. Murray[6]	46,205	*
Scott E. McPherson[6]	48,371	*
Robert A. Allen[7]	15,942	*
Stuart W. Booth[7]	15,942	*
Gary F. Colter[7]	15,942	*
L. William Krause[7]	15,942	*
Harvey L. Tepner[7]	15,942	*
Randolph I. Thornton[7]	21,536	*
All directors and executive officers as a group (14 persons)	490,892	4.2%

*	Represents beneficial ownership of less than 1%.

[1]	The address of Dimensional Fund Advisors, L.P. is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746. Share amounts listed are derived from Dimensional Fund Advisors, L.P.’s Schedule 13G/A filing with the SEC on February 11, 2011.

[2]	The address of Wynnefield Capital Management, LLC is 450 Seventh Avenue, Suite 509, New York, New York 10123. Shares represent those owned by Wynnefield Partners Small Cap Value, L.P., Wynnefield Small Cap Value Offshore Fund, Ltd., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Capital Management LLC, Wynnefield Capital, Inc. Profit Sharing Plan, and Wynnefield Capital, Inc. Mr. Nelson Obus and Mr. Joshua Landes exercise voting and investment control over such shares and may be deemed to beneficially own the shares. Share amounts listed are derived from Wynnefield Partners Small Cap Value, L.P.’s Schedule 13D/A filing with the SEC on November 2, 2010.

[3]	The address of Advisory Research, Inc. is 180 N. Stetson Avenue, Suite 5500, Chicago, IL, 60601. Share amounts listed are derived from Piper Jaffray Companies’ Schedule 13G filing with the SEC on February 11, 2011.

[4]	The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022. Share amounts listed are derived from BlackRock, Inc.’s Schedule 13G/A filing with the SEC on February 3, 2011.

[5]	The address of Intrepid Capital Management, Inc. is 1400 Marsh Landing Pkwy, Suite 106, Jacksonville Beach, FL, 32250. Share amounts listed are derived from Intrepid Capital Managements’ Schedule 13G filing with the SEC on February 1, 2011.

[6]	Includes beneficial ownership of aggregate options and restricted stock units held by such individual and exercisable within 60 days of March 28, 2011 into the following amount of shares: Mr. J.M. Walsh — 19,581, Ms. Loretz-Congdon — 13,081, Mr. Perkins — 19,581, Mr. Murray — 23,581, Mr. McPherson — 19,582.

[7]	Includes beneficial ownership of aggregate options held by such individual and exercisable within 60 days of March 28, 2011 in the amount of 13,242 shares for each of Mr. Allen, Mr. Booth, Mr. Colter, Mr. Krause, Mr. Tepner, and Mr. Thornton.

PROPOSAL 1. ELECTION OF DIRECTORS

The current Board of Directors is made up of seven directors, each of whose term expires at the 2011 Annual Meeting. The following directors have been nominated for re-election to serve for a term of one year until the 2012 Annual Meeting and until their successors have been duly elected and qualified:

Robert A. Allen
Stuart W. Booth
Gary F. Colter
L. William Krause
Harvey L. Tepner
Randolph I. Thornton
J. Michael Walsh

All of the nominees for election have consented to being named in this Proxy Statement and to serve if elected. Presented below is biographical information for each of the nominees.

The Board of Directors recommends that stockholders vote FOR the election of Messrs. Allen, Booth, Colter, Krause, Tepner, Thornton and Walsh.

NOMINEES FOR DIRECTOR

Robert A. Allen, 61, has served as a Director of Core-Mark since August 2004. Mr. Allen was Acting Chief Operating Officer of the Fleming Companies, Inc. from March 2003 to April 2003. From 1998 to 2003, Mr. Allen served as the President and Chief Executive Officer of Core-Mark International, Inc. and President and Chief Operating Officer of Core-Mark International, Inc. from 1996 to 1998. Mr. Allen received a Bachelor of Arts degree from the University of California at Berkeley. Mr. Allen was nominated to serve on the Board of Core-Mark principally based upon his extensive experience in the wholesale distribution industry and his significant knowledge of the Company, its operations and its history due to his prior service as Chief Executive Officer of Core-Mark International, Inc.

Stuart W. Booth, 60, has served as a Director of Core-Mark since August 2005. Mr. Booth is employed by Central Garden & Pet Company, a leading innovator, marketer and producer of quality branded products for the lawn and garden and pet supplies market, as a strategic and financial advisor. Mr. Booth was Chief Financial Officer of Central Garden & Pet Company from January 2002 to September 2009 and from January 2010 to December 2010. During 2001, Mr. Booth served as the Chief Financial Officer of RespondTV, Inc., an interactive television infrastructure and services company. From 1998 to 2000, Mr. Booth was Principal Vice President and Treasurer of Bechtel Group, Inc., an engineering, construction and project management firm. From 1975 to 1998, Mr. Booth served in various financial positions at Pacific Gas & Electric Company and related entities, including as a principal financial officer for financial operations, acquisitions and divestitures at PG&E Enterprises. Mr. Booth received a Bachelor of Arts degree in economics from California State University, Chico, and a Masters of Business Administration degree from California State University, San Francisco. Mr. Booth was nominated to serve on the Board of Core-Mark principally based upon his significant financial and accounting knowledge and his experience as a Chief Financial Officer of both public and private companies.

Gary F. Colter, 65, has served as a Director of Core-Mark since August 2004. Mr. Colter has been employed principally by CRS Inc., a corporate restructuring and strategy management consulting company since 2002 and currently serves as its President. Prior to that time, Mr. Colter was employed by KPMG, serving as: Vice Chairman of KPMG Canada from 2001 to 2002; Managing Partner — Global Financial Advisory Services and Member International Executive Team of KPMG International from 1998 to 2000; Vice Chairman — Financial Advisory Services, Chairman and Chief Executive Officer of KPMG Inc. and on the Management Committee of KPMG Canada from 1989 to 1998; and Partner of KPMG Canada and its predecessor, Peat Marwick, from 1975 to 2002. Mr. Colter is a member of the Board of Directors of Canadian Imperial Bank of Commerce (“CIBC”), Owens-Illinois, Inc. and Revera, Inc. In addition, Mr. Colter serves as the Chair of the Governance Committee and a member of the Compensation Committee at CIBC, the Chair of the Audit Committee and a member of the Governance Committee of Revera, Inc., and a member of the Audit Committee and Governance Committee at

Owens-Illinois, Inc. Mr. Colter received a Bachelor of Arts degree in business administration from the Ivey Business School of the University of Western Ontario. Mr. Colter is a Fellow Chartered Accountant (“FCA”) (Canada). Mr. Colter was nominated to serve on the Board of Core-Mark principally based upon his significant financial and accounting knowledge, the insight he provides from his experience as a restructuring and strategy management consultant and his long and distinguished experience as a partner in a Big 4 accounting firm.

L. William Krause, 68, has served as a Director of Core-Mark since August 2005. Mr. Krause presently serves as President of LWK Ventures, a private investment firm, a position he has held since 1991. Mr. Krause served as Chairman of the Board of Caspian Networks, Inc., a high performance networking systems provider, from April 2002 to September 2006 and as CEO from April 2002 until June 2004. From September 2001 to February 2002, Mr. Krause was Chairman and Chief Executive Officer of Exodus Communications, Inc., which he guided through Chapter 11 Bankruptcy to a sale of assets. He also served as President and Chief Executive Officer of 3Com Corporation, a global data networking company, from 1981 to 1990, and as its Chairman from 1987 to 1993 when he retired. Presently, Mr. Krause serves on the Board of Directors of Brocade Communications Systems, Inc., Coherent, Inc., and CommScope, Inc. Mr. Krause also served as a director of Packeteer, Inc. from March 2001 to June 2008, Pinnacle Systems, Inc. from 1999 to 2005, Sybase, Inc. from 1995 to 2010, and TriZetto Group, Inc. from July 2005 to August 2008. Mr. Krause received a Bachelor of Science degree in electrical engineering from The Citadel. Mr. Krause was nominated to serve on the Board of Core-Mark principally based upon his significant experience running large public companies and the valuable insight he brings from his service on the boards of other public companies (both past and present).

Harvey L. Tepner, 54, has served as a Director of Core-Mark since August 2004 and is on the Board of the Post Confirmation Trust of the Fleming Companies. Mr. Tepner is a Principal of WL Ross & Co. LLC, a private equity and alternative investment fund manager (and a subsidiary of Invesco Ltd., a public mutual fund and asset management company), having joined WL Ross in February 2008. From 2002 to 2008, Mr. Tepner was a Partner at Compass Advisers, LLP in charge of the investment banking restructuring practice. Prior to that time, Mr. Tepner was a Managing Director of Loeb Partners Corporation from 1995 to 2002, and prior to Loeb, Mr. Tepner served as an officer in the corporate finance departments of Dillon, Read & Co. Inc. and Rothschild Inc. Mr. Tepner began his career with Price Waterhouse in Canada and is a Chartered Accountant (“CA”) (Canada) and previously worked for Price Waterhouse in Canada. Mr. Tepner received a Bachelor of Arts degree from Carleton University and a Masters of Business Administration degree from Cornell University. Mr. Tepner was nominated to serve on the Board of Core-Mark based upon his knowledge of the Company and the wholesale distribution industry, his significant financial and accounting knowledge and the insight he provides from his experience restructuring and advising companies regarding strategic matters as an investment banker.

Randolph I. Thornton, 65, has served as a Director and Chairman of the Board of Directors of Core-Mark since August 2004 and is on the Board of the Post Confirmation Trust of the Fleming Companies. Mr. Thornton has served as the President and Chief Executive Officer of Comdisco Holding Company, Inc. since August 2004. From May 1970 to February 2004, Mr. Thornton was employed by Citigroup, Inc., most recently serving as a managing director until his retirement from Citigroup, Inc. in February 2004. Mr. Thornton is a member of the Board of Directors of Comdisco Holding Company, Inc. Mr. Thornton received a Bachelor of Arts degree in history from Lafayette College and a Master of Business Administration degree from Columbia Business School. Mr. Thornton was nominated to serve on the Board of Core-Mark principally based upon his extensive financial and accounting knowledge gained from his time with Citigroup and his experience both as a chief executive and as a member of the board of other companies.

J. Michael Walsh, 63, has served as our President and Chief Executive Officer since March 2003 and as a Director since August 2004. From October 1999 to March 2003, Mr. Walsh served as our Executive Vice President — Sales. From April 1991 to January 1996, Mr. Walsh was a Senior Vice President — Operations and was Senior Vice President — U.S. Distribution from January 1996 to October 1999. Before joining Core-Mark, Mr. Walsh served as the Senior Vice President — Operations of Food Services of America. Mr. Walsh received a Bachelor of Science degree in industrial engineering from Texas Tech University and a Master of Business Administration degree from Texas A&M at West Texas. Mr. Walsh was nominated to serve on the Board of Core-Mark principally based upon the Board’s belief that management should have a direct voice on the Board and due to Mr. Walsh’s long experience with the Company and the distribution industry.

BOARD OF DIRECTORS

Board of Directors

Our bylaws provide that the size of the Board of Directors shall be determined from time to time by our Board of Directors. Our Board of Directors currently consists of seven members. Each of our executive officers and directors, other than non-employee directors, devotes his or her full time to our affairs. Our non-employee directors devote the amount of time to our affairs as necessary to discharge their duties. Robert A. Allen, Stuart W. Booth, Gary F. Colter, L. William Krause, Harvey L. Tepner and Randolph I. Thornton are each independent within the meaning of the rules of the NASDAQ Global Market and collectively constitute a majority of our Board of Directors.

Committees of the Board of Directors

Pursuant to our bylaws, our Board of Directors is permitted to establish committees from time to time as it deems appropriate. To facilitate independent director review and to make the most effective use of our Directors’ time and capabilities, our Board of Directors has established the following committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are available on our website at http://www.core-mark.com/investor-corpgov.htm. Printed copies of these charters may be obtained, without charge, by contacting the Director of Investor Relations, Core-Mark Holding Company, Inc., 395 Oyster Point Blvd., Suite 415, South San Francisco, California 94080, telephone 650-589-9445.

The following table summarizes the current membership of the Board and each of its committees:

Nominating and
Corporate
	Board of	Audit	Compensation	Governance
Name	Directors	Committee	Committee	Committee

Robert A. Allen	X		X	X
Stuart W. Booth	X	Chairman
Gary F. Colter	X	X	X	Chairman
L. William Krause	X		Chairman	X
Harvey L. Tepner	X	X		X
Randolph I. Thornton	Chairman	X	X	X
J. Michael Walsh	X

The membership and functions of each committee are described below.

Audit Committee

The Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions. The Audit Committee reviews our financial statements, our filings with the Securities and Exchange Commission, the effectiveness of our internal control functions and prepares the Audit Committee report required under the rules of the Securities and Exchange Commission. In addition, the Audit Committee approves the services performed by our independent accountants and reviews their reports regarding our accounting practices and systems of internal accounting controls. The Audit Committee also oversees the audit efforts of our independent accountants and takes those actions as it deems necessary to satisfy itself that the accountants are independent of management. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and currently consists of Stuart W. Booth, Gary F. Colter, Harvey L. Tepner and Randolph I. Thornton, each of whom is a non-employee member of our Board of Directors and is independent within the meaning of the rules of the NASDAQ Global Market and relevant federal securities laws and regulations. Mr. Booth is currently the Chairman of the Audit Committee, and he, Mr. Colter and Mr. Tepner qualify as audit committee financial experts as defined under Securities and Exchange Commission rules. We believe the composition of our Audit Committee meets the criteria for independence under, and the functioning of our Audit Committee complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002, the relevant federal securities laws and regulations and the current rules of the NASDAQ Global Market.

Compensation Committee

The Compensation Committee reviews and approves the Company’s overall management compensation philosophy, objectives and policies. The Compensation Committee establishes and reports to the Board of Directors regarding performance goals, including annual and long-term, for our CEO and other executive officers. The Compensation Committee also reviews and determines salaries, bonuses, and all other compensation incentive programs annually for our CEO and executive officers and makes recommendations to the Board of Directors regarding such programs. In addition, the Compensation Committee administers our stock option plans and reviews and determines equity-based compensation for our directors, officers and employees, and prepares the Compensation Committee report required under the rules of Securities and Exchange Commission. Under its charter, the Compensation Committee may delegate any such responsibilities to one or more subcommittees of the Compensation Committee to the extent permitted by applicable law and the applicable rules of the NASDAQ Global Market. The current members of the Compensation Committee are L. William Krause, Robert A. Allen, Gary F. Colter, and Randolph I. Thornton, each of whom is a non-employee member of our Board of Directors and independent within the meaning of the rules of the NASDAQ Global Market. Mr. Krause is currently the Chairman of the Compensation Committee. In addition to meeting the independence requirements, we believe the functions of our Compensation Committee complied with all other applicable rules and requirements of the NASDAQ Global Market.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board of Directors regarding candidates for directorships and the size and composition of the Board of Directors. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the Board of Directors concerning corporate governance matters. The members of the Nominating and Governance Committee are Gary F. Colter, Robert A. Allen, L. William Krause, Harvey L. Tepner and Randolph I. Thornton and are each independent within the meaning of the rules of the NASDAQ Global Market. Mr. Colter is currently the Chairman of the Nominating and Corporate Governance Committee. In addition to meeting the independence requirements, we believe the functions of our Nominating and Corporate Governance Committee complied with all other applicable rules and requirements of the NASDAQ Global Market.

Special Committees

From time to time our Board of Directors forms special committees made up of one or more directors to aid the Board in carrying out its roles and responsibilities. Such committees often examine issues of interest to the Board and the Company and report their findings back to the full Board.

Board, Committee and Annual Meeting Attendance

For the year ended December 31, 2010, the Board and its audit, compensation and governance committees held the following aggregate number of meetings:

Board of Directors[1]	15
Audit Committee	8
Compensation Committee	4
Nominating and Corporate Governance Committee	4

[1]	Includes special and regularly scheduled meetings.

Each of our directors attended 100% of the total number of the meetings of the Board and of the committees indicated in the table above on which he served during the year.

The Board has adopted a policy pursuant to which directors are expected to attend the Annual Meeting of Stockholders in the absence of a scheduling conflict or other valid reason. All of our directors attended the 2010 Annual Meeting.

Risk Assessment

The Audit Committee reviews the Company’s policies with respect to risk assessment and risk management related to financial reporting matters. Such reviews include discussions with management and the independent auditor regarding any significant risks or exposures the Company faces and an assessment of the steps management has taken to minimize such risks. The Audit Committee reports any material findings or concerns to the full Board.

The Board of Directors reviews the Company’s policies with respect to risk assessment and risk management for the Company as a whole. Such reviews include discussions with management regarding any significant risks or exposures the Company faces and an assessment of the steps management has taken to minimize such risks. The Board reviews the identified risks and determines the appropriate action, including but not limited to further analysis, a change in Company policy or other appropriate response.

Director Compensation

We reimburse the members of our Board of Directors for reasonable expenses in connection with their attendance at Board and committee meetings. Compensation for our non-employee directors for 2010 was comprised of a cash component and an equity component. The cash component consisted of an annual retainer, retainers for Committee Chairs and the Chairman of the Board and a fee for each Board, regular committee and special committee meeting attended. The equity component consisted of an annual grant of restricted stock units.

The following table lists the elements of non-employee director cash and equity compensation for 2010:

Compensation Component	2010 Compensation

Annual Board retainer[1]	$35,000[2]
Annual Board Chairman retainer[1]	$50,000
Annual Committee Chairman retainer[1]	Audit Committee — $20,000 Compensation Committee — $10,000 Nominating and Corporate Governance Committee — $10,000
Board meeting fee	$1,500 per meeting
Restricted stock units	Annual grant with a fair value of $29,392[3]

[1]	The annual Board retainer, annual Board Chairman retainer, and the annual Committee Chairman retainers are paid in equal quarterly installments.

[2]	The annual Board retainer was $30,000 through June 30, 2010 and increased to $40,000 effective July 1, 2010, resulting in total related compensation of $35,000 for each Board member during 2010, given payments were made in quarterly installments.

[3]	During 2010, each non-employee director received a grant of 931 restricted stock units under our 2007 Long-Term Incentive Plan.

The following table summarizes all compensation awarded to our non-employee directors in 2010:

Director Compensation Table

	Fees Earned
	or Paid in		Stock Awards	Total
Name	Cash ($)		($)[1]	($)

Robert A. Allen	$69,500	[2]	$29,392	$98,892
Stuart W. Booth	$89,500	[3]	$29,392	$118,892
Gary F. Colter	$91,500	[4]	$29,392	$120,892
L. William Krause	$79,500	[5]	$29,392	$108,892
Harvey L. Tepner	$75,500	[6]	$29,392	$104,892
Randolph I. Thornton	$131,500	[7]	$29,392	$160,892

[1]	The directors were each granted 931 restricted stock units on January 20, 2010 at an aggregate fair value at date of grant of $29,392.

[2]	Consists of: $35,000 Board retainer and attendance at 23 meetings (at $1,500 per meeting).

[3]	Consists of: $35,000 Board retainer, $20,000 Audit Committee Chair retainer and attendance at 23 meetings (at $1,500 per meeting).

[4]	Consists of: $35,000 Board retainer, $10,000 Nominating and Corporate Governance Committee Chair retainer and attendance at 31 meetings (at $1,500 per meeting).

[5]	Consists of: $35,000 Board retainer, $10,000 Compensation Committee Chair retainer and attendance at 23 meetings (at $1,500 per meeting).

[6]	Consists of: $35,000 Board retainer and attendance at 27 meetings (at $1,500 per meeting).

[7]	Consists of: $35,000 Board retainer, $50,000 Board Chairman retainer and attendance at 31 meetings (at $1,500 per meeting).

Certain Relationships and Related Transactions

Transactions with Directors and Management

Under our Code of Business Conduct and Ethics, all transactions involving a conflict of interest (including transactions between the Company and an entity in which an officer, director, employee or family member has more than a 1% interest) must be disclosed to and discussed with the applicable Division President or our Chief Financial Officer. This policy specifically applies without limitation to purchases of goods or services by or from related parties or entities in which the related person has a material interest, indebtedness, or guarantees of indebtedness. Our Audit Committee Charter provides that the Audit Committee shall review, discuss and approve or disapprove any transactions or courses of dealing between the Company or its subsidiaries and related parties that exceed $100,000 in any calendar year and any transactions or course of dealing, regardless of amount, between the Company or its subsidiaries and related parties who are executive officers, directors or significant stockholders. In determining whether to approve or ratify a related party transaction or relationship, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Compensation Committee Interlocks and Insider Participation

Mr. Robert A. Allen, one of our directors and a member of the Compensation Committee, previously served as the Acting Chief Operating Officer of the Fleming Companies, Inc. (a predecessor entity) from March 2003 to April 2003. From 1998 to 2003, Mr. Allen served as the President and Chief Executive Officer of Core-Mark International, Inc. (subsidiary and predecessor entity) and President and Chief Operating Officer of Core-Mark International, Inc. from 1996 to 1998. Mr. Allen ended his employment with the Company in 2003 and the Board of

Directors has determined Mr. Allen to be a non-employee director and independent within the meaning of the rules of the NASDAQ Global Market and relevant federal securities laws and regulations.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. We believe that these agreements are necessary to attract and retain qualified persons as directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Family Relationships

The only family relationship between any of the executive officers or directors is J. Michael Walsh is Christopher L. Walsh’s uncle.

Corporate Governance

Core-Mark regularly reviews its policies, processes and procedures in the area of corporate governance to ensure that it is in compliance with all applicable rules and regulations and that it has sound governance policies in place.

Corporate Governance Guidelines and Principles

The Board has adopted Corporate Governance Guidelines and Principles that are posted on our corporate website, www.core-mark.com, under “Investor Relations”. The Corporate Governance Guidelines set forth the practices the Board follows with respect to, among other things, Director qualifications and nominations, Director responsibilities, executive sessions of the Board, committee functions, Director access to senior managers and independent advisors, Director compensation, Director orientation and continuing education, management succession and Board performance evaluations.

The Committee’s Role and Responsibilities

Primary responsibility for Core-Mark’s corporate governance practices rests with the Nominating and Corporate Governance Committee (the “Governance Committee”). The Governance Committee is responsible for, among other things, (i) identifying, screening and reviewing individuals qualified to serve as directors and recommending candidates for nomination for election or to fill vacancies; (ii) overseeing our policies and procedures for the receipt of stockholder suggestions regarding Board composition and recommendations of candidates or nomination of candidates by the Board; (iii) developing, recommending and overseeing implementation of our corporate governance guidelines and principles; and (iv) reviewing on a regular basis our overall corporate governance practices and procedures and recommending improvements when necessary. Described below are some of the significant corporate governance practices that have been instituted by our Board of Directors at the recommendation of the Governance Committee.

Director Independence

The Governance Committee reviews the independence of all Directors annually and reports its findings to the full Board. The Governance Committee has determined that the following Directors are independent within the meaning of the rules of the NASDAQ Global Market and relevant federal securities laws and regulations: Robert A. Allen, Stuart W. Booth, Gary F. Colter, L. William Krause, Harvey L. Tepner and Randolph I. Thornton.

Roles of the Chairman and the Chief Executive Officer

Although the Governance Committee has not adopted a formal policy regarding the separation of the roles of Chairman of the Board and Chief Executive Officer of the Company, the Governance Committee believes that the current separation of Chairman and CEO roles is beneficial to the Company as it helps to ensure an independent Board and allows management (including the CEO) to focus on the significant task of running the day to day operations of the Company. While the Governance Committee believes that the CEO should serve as a member of the Board to provide for a direct voice of management during Board deliberations and to serve as an important source of knowledge and experience regarding the Company’s operations, the Governance Committee believes the combination of the role of CEO with Chairman could distract the CEO from his primary roles as leader of the Company’s nationwide and Canadian business. In addition, the Governance Committee believes a non-management Chairman helps to ensure the independent operation of the Board when conflicts may occur between the interests of the overall Company and the interests of management.

Board Evaluation and Continuing Education

The Board of Directors has adopted a policy whereby the Governance Committee will assist the Board and its committees in evaluating their performance and effectiveness on an annual basis. As part of this evaluation, the Governance Committee assesses the progress in the areas targeted for improvement a year earlier and develops recommendations to enhance the respective Board or committee effectiveness over the next year. The Governance Committee also assists the Board and its members regarding continuing education initiatives designed to help Board members stay current with developments in corporate governance and director best practices. The Governance Committee has established procedures for a formal orientation program and the continuing education of directors and the tracking of participation in such activities.

Policy Regarding Change in Principal Employment of Director

The Board has adopted a policy providing that when a Director’s principal employment or business association changes substantially during his or her tenure as a Director, the Director must offer his or her resignation to the Chairman of the Governance Committee for consideration by the Governance Committee. The Governance Committee will review whether it would be appropriate for the Director to continue serving on the Board and recommend to the Board whether, in light of the circumstances, the Board should accept the proposed resignation or request that the Director continue to serve.

Mandatory Retirement for Directors

The Board has adopted a policy whereby a person may not be nominated or re-nominated to serve as a Director if such person is 72 years of age or older on the date of the proposed meeting for the election of directors. The policy expressly provides that it may be waived with respect to the re-nomination of a Director upon the recommendation of the Governance Committee and approval of the Board.

Director Nomination Process

The Governance Committee reviews the skills, characteristics and experience of potential candidates for election to the Board of Directors and recommends nominees to the full Board for approval. In addition, the Governance Committee annually assesses the overall composition of the Board of Directors regarding factors such as size, composition, diversity, skills, significant experience and time commitment to Core-Mark to determine if the Board composition adequately meets the current needs of the Company.

It is the Governance Committee’s policy to utilize a variety of means to identify prospective nominees for the Board, and it considers referrals from other Board members, management, stockholders and other external sources such as retained executive search firms. The Governance Committee utilizes the same criteria for evaluating candidates irrespective of their source.

The Governance Committee believes that any nominee must meet the following minimum qualifications:

•	Candidates should be persons of high integrity who possess independence, forthrightness, inquisitiveness, good judgment and strong analytical skills.

•	Candidates should demonstrate a commitment to devote the time required for Board duties including, but not limited to, attendance at meetings.

•	Candidates should possess a team-oriented ethic consistent with Core-Mark’s core values, and be committed to the interests of all stockholders as opposed to those of any particular constituency.

In considering candidates for director nominee, the Governance Committee generally assembles all information regarding a candidate’s background and qualifications, evaluates a candidate’s mix of skills and qualifications and determines the contribution the candidate could be expected to make to the overall functioning of the Board, giving due consideration to the overall Board balance of diversity of perspectives, backgrounds and experiences. With respect to current directors, the Governance Committee considers past attendance at meetings and assesses participation in and contributions to the activities of the Board. The Governance Committee, in its discretion, may designate one or more of its members to interview any candidate. In addition, the Governance Committee may seek input from the Company’s management or the Board, who may interview any candidate. The Governance Committee recommends director nominees to the Board based on its assessment of overall suitability to serve on the Board in accordance with the Company’s policy regarding nominations and qualifications of directors. The Governance Committee has previously retained an executive search firm to assist it in its efforts to identify and evaluate potential director candidates. To recommend a candidate for consideration, a stockholder should submit a written statement of the qualifications of the proposed nominee, including full name and address, to the Nominating and Corporate Governance Committee Chairman, c/o Core-Mark Holding Company, Inc., 395 Oyster Point Blvd., Suite 415, South San Francisco, CA 94080.

Director Nominations by Stockholders

Our bylaws require that a stockholder making a proposal must be a holder of record at the time of giving the required notice and must comply with certain other requirements contained in Section 14 of the Bylaws. To be timely, any nomination or other business to be brought before the annual meeting must be in writing and delivered not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting, with certain exceptions.

Our bylaws require that a stockholder making a nomination or proposal must provide the Company with certain information, including the ownership interests in Core-Mark, both direct and indirect, of the stockholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made.

For more information, see the discussion under “Stockholder Proposals for 2012 Annual Meeting” on page 34.

Business Conduct and Compliance

Core-Mark maintains a Code of Business Conduct and Ethics (“the Code”) that is applicable to all directors, officers and employees of the Company. It sets forth Core-Mark’s policies and expectations on a number of topics, including conflicts of interest, protection and proper use of company assets, relationships with customers and vendors (business ethics), accounting practice, and compliance with laws, rules and regulations. A copy of the Code is available on the Company’s website at http://www.core-mark.com/investor-corpgov.htm.

Core-Mark also maintains policies regarding insider trading and communications with the public (“Insider Trading Policy”) and procedures for the Audit Committee regarding complaints about accounting matters (“Whistleblower Policy”). The Insider Trading Policy sets forth the Company’s limitations regarding trading in Company securities and the handling of non-public material information. The policy is applicable to directors, officers and employees of Core-Mark and is designed to help ensure compliance with federal securities laws. The Whistleblower Policy was established to set forth the Audit Committee’s procedures to receive, retain, investigate and act on complaints and concerns of employees and stockholders regarding accounting, internal accounting controls and auditing matters, including complaints regarding attempted or actual circumvention of internal accounting controls. Accounting complaints may be made directly to the Chairman of the Audit Committee in writing as follows: Audit Committee Chairman, c/o Core-Mark Holding Company, Inc., 395 Oyster Point Blvd., Suite 415, South San Francisco, CA 94080. Accounting complaints may also be made anonymously to the Core-Mark Financial Compliance Line. A copy of the Audit Committee’s Whistleblower Policy and procedures can be found on Core-Mark’s website at http://www.core-mark.com/investor-corpgov.htm.

Executive Sessions

The Board of Directors believes that regularly scheduled meetings at which only independent directors are present (“executive sessions”) are an important element of “best practice” consideration for the corporate governance process. The use of executive sessions provides a forum for open dialogue and frank discussion among non-management directors on matters concerning the Company and its management and encourages and enhances communication among independent directors. The Board of Directors maintains a regular practice of meeting in executive session during its board meetings.

Succession Planning

The Board of Directors recognizes that a sudden or unexpected change in leadership could cause the Company to experience management transition issues that could adversely affect the Company’s operations, relations with employees and results. To alleviate this concern, in consultation with management, the Governance Committee has developed a succession plan for the Company’s chief executive officer and other senior executive officers. The Governance Committee and the Board of Directors regularly evaluate and refine this plan.

Communication with Directors

Stockholders or other interested parties wishing to communicate with the Board, the non-management directors or any individual director may do so by contacting the Chairman of the Board by mail, addressed to Chairman of the Board, Core-Mark Holding Company, Inc., 395 Oyster Point Blvd., Suite 415, South San Francisco, California 94080.

All communications to the Board will remain unopened and be promptly forwarded to Chairman of the Board, who shall in turn forward them promptly to the appropriate director(s). Such items as are unrelated to a director’s duties and responsibilities as a Board member may be excluded by the Chairman of the Board, including, without limitation, solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and material that is determined to be illegal or otherwise inappropriate. The director(s) to whom such information is addressed is informed that the information has been removed, and that it will be made available to such director(s) upon request.

OUR EXECUTIVE OFFICERS

The following table sets forth names, ages and positions of the persons who are our executive officers as of April 18, 2011:

Name	Age	Position

J. Michael Walsh	63	President, Chief Executive Officer and Director
Stacy Loretz-Congdon	51	Senior Vice President and Chief Financial Officer
Thomas B. Perkins	52	Senior Vice President — Resources
Christopher L. Walsh	46	Senior Vice President — U.S. Distribution (West)
Christopher M. Murray	45	Senior Vice President — U.S. Distribution (East)
Scott E. McPherson	41	Senior Vice President — Corporate Development
Eric J. Rolheiser	40	President — Canada
Christopher M. Miller	50	Vice President and Chief Accounting Officer

J. Michael Walsh has served as our President and Chief Executive Officer since March 2003 and as a Director since August 2004. From October 1999 to March 2003, Mr. Walsh served as our Executive Vice President — Sales. From April 1991 to January 1996, Mr. Walsh was Senior Vice President — Operations and was Senior Vice President — U.S. Distribution from January 1996 to October 1999. Before joining Core-Mark, Mr. Walsh served as the Senior Vice President — Operations of Food Services of America. Mr. Walsh received a Bachelor of Science degree in industrial engineering from Texas Tech University and a Master of Business Administration degree from Texas A&M at West Texas.

Stacy Loretz-Congdon has served as our Senior Vice President and Chief Financial Officer since December 2006. From January 2003 to December 2006, Ms. Loretz-Congdon served as the Company’s Vice President of Finance and Treasurer and from November 1999 to January 2003 served as our Corporate Treasurer. Ms. Loretz-Congdon joined Core-Mark in May 1990 and has served various functions in accounting and finance since that time. Prior to joining Core-Mark, Ms. Loretz-Congdon was an auditor for Coopers & Lybrand. She received her Bachelor of Science degree in accounting from California State University, San Francisco.

Thomas B. Perkins has served as our Senior Vice President — Resources since June 2007. From September 2003 to June 2007, Mr. Perkins served as Vice President — U.S. Divisions and from January 2001 to August 2003, he served as the President of the Arizona distribution center. From September 1996 to December 2000, Mr. Perkins served as the President of our Spokane distribution center and from August 1993 to August 1996 served as Controller of our Los Angeles distribution center. Prior to joining Core-Mark, Mr. Perkins was a Controller with Pepsi-Cola Company. Mr. Perkins received a Bachelor of Science degree from Northern Arizona University.

Christopher L. Walsh has served as our Senior Vice President — U.S. Distribution (West) since June 2007. Mr. Walsh joined Core-Mark in 1995 as Director of Foodservice. He was promoted to Vice President — Merchandising in 1997, Vice President — Marketing in 1999 and Senior Vice President — Sales and Marketing in 2003. Prior to joining Core-Mark, Mr. Walsh served in marketing management positions at Nestle, Tyson and Taco Bell. Mr. Walsh received a Bachelor of Arts from the University of Puget Sound and a Master of Management degree from the Kellogg School at Northwestern University.

Christopher M. Murray has served as our Senior Vice President — U.S. Distribution (East) since December 2009. From July 2007 to December 2009, Mr. Murray served as our Senior Vice President-Marketing and Vendor Consolidation and from June 2004 to June 2007, Mr. Murray served as our Vice President of Marketing. Prior to joining Core-Mark, Mr. Murray served as Manager of Retail Strategy at Shell Oil Products and as a Sales Manager for Motiva Enterprises. Mr. Murray received a Bachelor of Science degree from the University of Puget Sound and a Master of Business of Administration from Portland State University.

Scott E. McPherson has served as our Senior Vice President — Corporate Development since December 2009. From July 2007 to December 2009 Mr. McPherson served as Senior Vice President — U.S. Distribution (East). From January 2003 to June 2007 Mr. McPherson served as Vice President — U.S. Divisions and from June 2001 to January 2003, he served as President of our Fort Worth distribution center. From June 2000 to June 2001, Mr. McPherson served as our Director of Corporate Marketing and from September 1992 to June 2000 he served as General/Area Sales Manager of our Portland distribution center. Mr. McPherson received a Bachelor of Science degree in business administration from Lewis & Clark College and a Master of Business of Administration degree from the University of Portland.

Eric J. Rolheiser has served as our President, Canada since January 2009, following his promotion from the position of Vice President of Canada Operations. From 2004 through 2007, Mr. Rolheiser served as a Division President in our Canadian operations where he was responsible for the overall management of all facets of the business at the divisional level. Mr. Rolheiser joined Core- Mark in 1992 and has served as Sales Supervisor, Food Service Manager, Divisional General Sales Manager and Corporate Director of Sales and Marketing for our Canadian operations. Mr. Rolheiser received his education at Northern Alberta Institute of Technology in Business Administration.

Christopher M. Miller has served as our Vice President and Chief Accounting Officer since January 2007. Prior to joining Core-Mark, Mr. Miller was employed by Cost Plus World Market, a specialty retailer, where he served as Vice President and Controller since 2002. Prior to his time with Cost Plus, Mr. Miller served as Chief Financial Officer of Echo Outsourcing, a provider of business process outsourcing, from 2000 to 2002 and in various financial roles at Levi Strauss & Co. from 1996 to 2000. Mr. Miller received a Bachelor of Business Administration degree in accounting from Dowling College and is a Certified Public Accountant.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and beneficial owners of more than 10% of Core-Mark’s equity securities (“10% Owners”) to file initial reports of their ownership of Core-Mark’s equity securities and reports of changes in such ownership with the SEC. The Company prepares and files the Section 16(a) reports for its directors and executive officers. We believe that for 2010, all of our directors, executive officers and 10% Owners were in compliance with the disclosure requirements of Section 16(a).

PROPOSAL 2. APPROVAL OF AN ADVISORY RESOLUTION REGARDING
EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act we are providing our stockholders with the opportunity to vote to approve, on an advisory (nonbinding) basis, the compensation of our executive officers as disclosed in this Proxy Statement in accordance with the Securities and Exchange Commission’s rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate, and retain our executive officers, who are critical to our success. Under this program our executive officers are rewarded for the achievement of specific short-term, long-term and strategic goals, as well as increased stockholder value. Conversely our executives face reduced compensation when performance goals are not met. We believe our compensation program achieves the important goal of attracting and retaining talented professionals, while at the same time tying a substantial portion of potential compensation for such executives to the achievement of Company goals. In addition, we believe that through the use of a blend of different elements of compensation, such as an annual performance bonus and equity incentive awards, our compensation program balances incentives for both short- and long-term Company performance. Overall we believe our compensation program is fair to both the Company and our executives, appropriate for our industry and competitive with what our executives could otherwise receive elsewhere. Please read the “Compensation Discussion and Analysis” in this Proxy Statement for additional details about our executive compensation program, including information about the Fiscal Year 2010 compensation of our named executive officers.

The Board of Directors recommends that stockholders vote FOR the approval of the compensation of our named executive officers.

We are asking our stockholders to indicate their support for our executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our executive officers’ compensation. This vote is not intended to address any specific item of compensation or any single compensation philosophy, policy or practice, but rather the overall compensation of our executive officers as described in this Proxy Statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related compensation tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on Core-Mark, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

PROPOSAL 3. ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE
ON EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act also requires us to include, at least once every six years, an advisory vote regarding how often stockholders wish to cast the advisory (nonbinding) vote on executive compensation. By voting on this Proposal 3, stockholders may indicate whether they would prefer an advisory vote on executive officer compensation every year, every two years, or every three years.

After careful consideration, our Board of Directors has decided not to make a recommendation regarding the frequency of advisory votes on executive compensation because it has decided to consider the views of the Company’s shareholders before making a determination.

The Board of Directors makes no recommendation regarding the frequency with which shareholders are provided an advisory vote on executive compensation.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.

The option of one year, two years or three years that receives the majority of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. If none of the options receive a majority vote but one option receives a clear plurality of votes, then the Board of Directors will consider such option to be the frequency for the advisory vote recommended by stockholders.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following discussion provides an overview and analysis of our compensation program and policies and the major factors that shape the creation and implementation of those policies. In this discussion and analysis, and in the more detailed tables and narrative that follow, we will discuss compensation and compensation decisions relating to the following persons, whom we refer to as our named executive officers (“NEO”):

J. Michael Walsh, our President and Chief Executive Officer (CEO);

Stacy Loretz-Congdon, our Senior Vice President and Chief Financial Officer (CFO);

Thomas B. Perkins, our Senior Vice President — Resources;

Christopher M. Murray, our Senior Vice President — U.S. Distribution (East); and

Scott E. McPherson, our Senior Vice President — Corporate Development.

Objectives of Our Compensation Program

Our compensation program for executive officers is structured around the following objectives:

•	Attract and retain talented professionals, while emphasizing the challenges and rewards associated with a fast paced, stimulating, entrepreneurial environment.

•	Align individual and organizational goals with those of our stakeholders and customers. We believe that it is primarily the dedication, creativity, competence and experience of our entire workforce that enables us to compete, given the realities of the industry in which we operate. History has shown that our business is neither easily nor quickly mastered by people attempting to migrate from other industries. We attempt to retain our experienced, long-term employees, avoid employee turnover, create a cadre of dedicated professionals focused on increasing stockholder value, align the interests of our employees and stockholders and foster an ownership mentality in our executives by giving them a meaningful stake in our success through our equity incentive and cash bonus programs.

•	Achieve meaningful results and add value to the Company through a results-oriented reward structure. Since we operate on low margins we cannot afford to over-pay, and for this reason we attempt to link compensation closely to performance by structuring a significant portion of potential executive compensation as a results-based bonus.

•	Tailor individual incentives within different segments of the organization depending on the priorities and needs existing at the time. This facilitates individual focus to capitalize on opportunities and to correct weaknesses in a particular segment of the organization. We view our Divisions as stand-alone businesses that require empowered, capable, local management expertise to operate effectively. We encourage an entrepreneurial approach in our division-level executives by using bonus targets tied to divisional or regional results and other, individually tailored, objectives.

•	Integrate strategic goals and objectives throughout all facets of the organization. This enables quicker, more effective execution of strategic corporate objectives. Our ability to modify and tailor the components of our cash bonus program allows us to revise these components from year to year and executive to executive as our strategic goals evolve.

•	Make proportionality and common sense the rule. We do not believe in a formulaic approach to compensation based on job classification. This means that compensation should be proportionate to the impact that an executive can have on the organization, that equal contributors should be treated equally, that we respect the low margin nature of our business by linking pay to performance, and that we avoid excessive disparity between CEO or other senior level compensation and the compensation of the balance of our management team.

What We Reward

The results we attempt to reward may vary from executive to executive and from year to year. However, we always attempt to maximize stockholders’ value by adhering to the following principles when determining our executive compensation package:

•	Emphasize Stockholder Value — As an incentive to create value for stockholders, a substantial portion of executive compensation should be tied to the value of our common stock, specifically those financial measures that correlate closely with total stockholders’ return, such as pre-tax net profit (“PTNP”) and revenues. For example, we seek to reward our executives based on our consolidated Company operating results or operating results of the relevant region meeting a pre-determined level of adjusted first-in, first-out (“FIFO”) PTNP, which is related to our bottom line performance measured by net income and earnings per share.

•	Align Executive and Stockholder Long-Term Interests — We should reward business performance that puts our stockholders’ long-term interests at the forefront by compensating our executives based on increases in our stock price over a longer period of time. For instance, equity awards under our equity incentive plans may consist of restricted stock units, stock options and performance shares that vest over a longer period of time than our cash bonus program.

•	Tie a Substantial Portion of Pay to Performance — Our total executive compensation package should be strongly linked to measured performance. In tying a substantial portion of pay to performance against Company and individual goals, we provide tangible incentives for our executives to maximize their efforts for the benefit of the Company and ultimately its stockholders.

Elements of Executive Compensation, Why We Pay Each Element of Compensation and How Each Element Relates to Our Compensation Objectives

Total compensation for our executive officers consists of the following elements of pay:

I.	Base salary. Our base salaries are designed to attract and retain qualified and dedicated professionals by providing a base standard that is competitive in the markets in which we operate, and are intended to compensate for performing the basic functions of an executive position. Base salaries are not intended to provide the total compensation potential for an executive who has the capacity and opportunity to advance our business.

II.	Annual cash incentive bonus conditioned on our financial performance and achievement of individual objectives. Annual cash incentive bonuses allow us to tailor individual incentives to our strategic goals at not only a Company-wide level, but also a regional, departmental or individual level. We consider the achievement of these objectives to be above and beyond the basic functions of the job or set them to complement the Company’s overall business objectives.

III.	Long-term equity incentive compensation through annual grants of equity-based awards that vest over time. Our awards of restricted stock units and/or stock options generally vest over a three year period which not only helps to retain our executives over time, but also aligns our executives’ compensation with the long-term appreciation of our stock and therefore the interests of our stockholders. Our awards of Performance Shares serve similar purposes, but also add the ability to tie such compensation to the achievement of specific organizational and personal goals.

IV.	An executive severance plan providing for severance payments upon involuntary termination of an executive other than for cause. We believe that job security is an important factor in attracting and retaining talented executives. While we do not generally enter into employment agreements with our executives, we believe it is important to provide them with a level of job security through the use of an executive severance policy.

V.	Group life, accidental death & dismemberment and short- and long-term disability insurance is also provided to our executive officers and non-executive employees. Executive officers, other senior officers and managers are also provided with additional group life insurance, determined as a percentage of base salary, subject to a cap. We view such benefits as industry standard and necessary to attract and retain talented professionals.

How We Determine and What We Paid our Named Executive Officers

I.	Base Salary

In setting, reviewing and adjusting base salaries and the levels and scope of our benefits programs, we consider a number of factors, including both external factors such as market conditions, as well as other factors that are not readily measured by performance goals. Such factors include: the specific expertise, capabilities and potential of the individual; our perception of market wage conditions and the amounts required to attract and retain capable executives; and our experience in attracting and keeping executives with similar responsibilities.

We do not ascribe to rigid, formulaic, mandated salary brackets. Our Compensation Committee evaluates and establishes the base salary of our Chief Executive Officer (CEO) on an annual basis by taking into consideration his overall performance and value to the organization. Our CEO recommends base salaries for our executive management team (including our named executive officers) based on the CEO’s evaluation of each executive’s general level of performance and contribution to the Company over the prior year. These recommendations are then evaluated, discussed, modified as appropriate and ultimately approved by the Compensation Committee. The Compensation Committee’s review and approval occurs at the regularly scheduled meeting of the Compensation Committee held in January of each year.

Base salaries for 2010 were set by our Compensation Committee in January 2010. In January 2011, the Compensation Committee approved new base salaries for 2011. The increases in base salaries for 2011 were attributable to cost-of-living and market adjustments based on the level of responsibility for each named executive.

Base salaries of our named executive officers for 2010 and 2011 are disclosed in the table below.

			Percentage
Officer	2010 Base	2011 Base	Increase

J. Michael Walsh	$495,474	$507,860	2.5%
Stacy Loretz-Congdon	$289,170	$296,399	2.5%
Thomas B. Perkins	$253,380	$259,714	2.5%
Christopher M. Murray	$226,986	$232,661	2.5%
Scott E. McPherson	$232,265	$238,072	2.5%

II.	Annual Cash Incentive Bonus

Management-By-Objectives Evaluation

We have established an annual bonus program that is designed around achieving Company, or relevant region, financial goals supplemented by a “management-by-objectives” format. This means an executive’s bonus potential is based on the Company’s, or region’s, actual performance against specified financial goals and on the executive achieving certain individual objectives that are above and beyond the basic functions of the job or that complement the Company’s overall business objectives.

Bonus Compensation is Contingent on Company’s Performance

Bonus payments are contingent and depend on both the results of the Company, or applicable region, and the executive’s department and/or division results, as well as the executive’s own, specific contribution to reaching such objectives. Overall Company-wide bonus levels are designed to provide an appropriate level of results-based incentives to our executive team while considering that our Company is a low-margin business that must control costs.

Annual bonus objectives for our executive officers (other than the CEO) are developed through discussions between our CEO and the executives in conjunction with the annual business planning process. The proposed objectives for our named executive officers resulting from these discussions are then reviewed, adjusted if necessary and ultimately approved by our Compensation Committee after discussion with our CEO. Bonus objectives for our

CEO are established through discussions between the CEO and the Compensation Committee. The applicable bonus criteria change to some degree each year to fit the current needs of the Company and/or region. The level of an executive’s total maximum bonus opportunity is structured as a percentage of base salary.

A.	Threshold Funding Requirement for Bonus Payment

There is a threshold funding requirement that must be satisfied each year as a precondition to the payment of any annual bonuses for corporate executives. To satisfy this threshold funding requirement, a certain percentage of the Company’s planned adjusted FIFO pre-tax net profit on a Company-wide basis for corporate level executives or a similar financial metric for a particular region (for executives whose responsibilities related primarily to a certain region) must be achieved. Adjusted FIFO pre-tax net profit is defined as pre-tax net profit calculated using the “First-In, First-Out” method of accounting in determining cost of goods sold, subject to other adjustments, and resulting income. In the discussion that follows, we refer to this adjusted FIFO pre-tax net profit measure as Adjusted FIFO PTNP. For 2010, the applicable funding requirement was 75% of planned Adjusted FIFO PTNP. The threshold percentage requirement will be 80% in 2011. For executives whose responsibilities are considered to be Company-wide (including our Chief Executive Officer and Chief Financial Officer), the Adjusted FIFO PTNP threshold is based on overall Company results. For executives whose responsibilities in 2010 related primarily to a particular region, such as Christopher Murray (U.S. Distribution — East), this threshold is based on regional results. In 2010, the Company met the threshold funding level required to pay bonuses on a Company-wide basis and in the U.S. Distribution — East region.

B.	Company and Individual Objective Bonus Requirements

Bonus Objectives and Requirements for 2010

In 2010, total maximum bonus opportunities for our named executive officers were 150% of base salary for our CEO and 80% of base salary for our other named executive officers. These percentages will continue to apply for 2011.

The total maximum bonus for each executive is allocated among several bonus objectives. Each executive was given a set of company and individual objectives, each of which was assigned a weight, or percentage of the maximum available bonus (based on the importance of the objective for the year and the ability of the executive to influence the result). Specific bonus objectives and the range of relative weights for the named executive officers follow.

Adjusted FIFO PTNP — Please see “Threshold Funding Requirement for Bonus Payment” above for the definition of this objective. Adjusted FIFO PTNP was based on Company-wide results, except for Mr. C. Murray, which was based upon U.S. Distribution — East. The relative weight for each named executive ranged from 25% to 50% of the maximum available bonus.

Revenues — As reported in our 2010 Annual Report on Form 10-K for all persons except Mr. C. Murray, which was based upon U.S. Distribution — East, the relative weight for each named executive ranged from zero to 20% of the maximum available bonus.

Vendor consolidation and “fresh” product program — This component is based on a combination of incremental VCI/Fresh sales over prior year levels and maintenance or growth of gross profit percentages in certain “fresh” food categories, as well as incremental number of stores enrolled in selling “fresh” products. The relative weight for each named executive ranged from zero to 25% of the maximum available bonus.

Operating expenses — This component was only applicable to Thomas B. Perkins and was limited to the warehousing and distribution expenses as reported in our 2010 Annual Report on Form 10-K. The relative weight was 15% of his maximum available bonus.

Various individual objectives — Each of our named executive officers have various individual objectives that are tailored to the responsibilities of the executive and vary based upon their roles within the Company. For fiscal 2010, the individual objective for our President and Chief Executive Officer, J. Michael Walsh, was to increase the Company’s overall market share through the acquisition of like businesses. The individual objectives for our other named executive officers included one or more of the following: effective management of the finance organization, company-wide cost control, compliance with public company reporting requirements, increasing the Company’s overall market share through the acquisition of like businesses and marketing and sales initiatives, effective management and planning for certain human resources and information technology initiatives, effective allocation of resources to support acquisitions and growth in the organization and increasing regional cigarette carton volume recovery. The relative weight for each named executive, for their respective individual objectives, ranged from 15% to 65% of the maximum available bonus.

C.	Performance Levels for Each Objective

Our bonus plans provide for three levels of possible performance and a resulting bonus payout for each objective as follows:

(1) Performance at the “Exceptional” level for any objective entitles an executive to the maximum amount allocated to that objective. In general, this level represents achievement of an aggressive operating plan for the Company or the relevant region. The Compensation Committee considers performance at this level to be “Exceptional” due to the difficulty of attaining the high levels of achievement necessary to meet such plan.

(2) Performance at the “Outstanding” level for any objective entitles the executive to two-thirds of the maximum amount allocated to that objective. This level generally represents strong achievement under the operating plan for the Company or the relevant region.

(3) Performance at the “Threshold” level for any objective entitles the executive to one-third of the maximum amount allocated to that objective. This level represents the minimal level of performance deemed worthy of a bonus.

The CEO has the authority, with the approval of the Compensation Committee, to establish different target levels for the named executive officers based on his subjective evaluation of a region or the Company’s operating plan. For example, if the CEO views a component of a plan as exceptionally aggressive or challenging, that plan, or amounts close to that plan, may be set as the Exceptional performance level for that component of the bonus, and the “Outstanding” and “Threshold” levels would be adjusted accordingly. Bonus payments are generally conditioned on an executive’s continued employment as of December 31 of the relevant year, although this requirement may be waived at the discretion of the Compensation Committee.

The table below discloses the 2010 bonus performance levels achieved for the named executive officers and approved by the Compensation Committee:

Measure	2010 Level Achieved

Adjusted FIFO PTNP	. . . . . . . not achieved . . . . . .
Revenues (Company)[1]	$	>7,099	Outstanding
Revenues (U.S. Distribution East)[2]		>6.5%	Outstanding
VCI/Fresh (Company / U.S. Distribution East) — Sales[1],[3]	$	>85 / >25	Threshold
VCI/Fresh (Company / U.S. Distribution East) — Stores[3]		>2,000 / >800	Exceptional
Operating expenses[4]		<98.15%	Threshold

[1]	Dollars in millions.

[2]	The Revenues targets for U.S. Distribution East are based on the percent increase over the 2009 Revenues run rates.

[3]	The objectives represent the increase over 2009 for VCI/Fresh sales and for the number of stores enrolled in buying certain Fresh products. Additionally, the incremental VCI/Fresh sales in 2010 had to yield the same or better gross margins compared with 2009. On a total company basis and in our U.S. Distribution East region, we achieved incremental VCI sales of $100 million and $40 million, respectively, and the incremental stores buying our Fresh products exceeded 2,000 stores and 800 stores, respectively.

[4]	The Operating expenses targets are based on the percent of 2009 warehousing and distribution expenses.

2010 Annual Incentive Cash Bonus Awarded Based on Achieved Performance

Based on the Company’s results for 2010 and after review and adjustments, the Compensation Committee approved cash bonus payments to our NEO’s as disclosed in the following table:

Officer	Approved Bonus

J. Michael Walsh[1]	$193,355
Stacy Loretz-Congdon[2]	$109,969
Thomas B. Perkins[3]	$86,149
Christopher M. Murray[4]	$82,320
Scott E. McPherson[5]	$92,900

[1]	Mr. Walsh’s approved bonus payment was based upon achievement of two-thirds of the maximum bonus applicable to the Revenues objective, 60% of the maximum bonus for the VCI/Fresh product program objective and one-third of the maximum bonus applicable to his individual objectives. Mr. J. Walsh did not qualify for any bonus related to the Adjusted FIFO PTNP objective.

[2]	Ms. Loretz-Congdon’s approved bonus payment was based upon achievement of two-thirds of the maximum bonus applicable to the Revenues objective, approximately 59% for the VCI/Fresh product program objective and approximately 88% of the maximum bonus applicable to her individual objectives. Ms. Loretz-Congdon did not qualify for any bonus related to the Adjusted FIFO PTNP objective.

[3]	Mr. Perkins’ approved bonus payment was based upon achievement of one-third of the maximum bonus applicable to the Operating expenses objective and approximately 94% of the maximum bonus applicable to his individual objectives. Mr. Perkins did not qualify for any bonus related to the Adjusted FIFO PTNP objective.

[4]	Mr. Murray’s approved bonus payment was based upon achievement of two-thirds of the maximum bonus applicable to the Revenues (U.S. Distribution — East) objective, 60% of the maximum bonus applicable to the VCI/Fresh product program (U.S. Distribution — East) objective and 100% of the maximum bonus applicable to his individual objectives. Mr. Murray did not qualify for any bonus related to the Adjusted FIFO PTNP (U.S. Distribution — East) objective.

[5]	Mr. McPherson’s approved bonus payment was based upon achievement of two-thirds of the maximum bonus applicable to the Revenues objective and approximately 43% of the maximum bonus applicable to his individual objectives. Mr. McPherson did not qualify for any bonus related to the Adjusted FIFO PTNP objective.

For fiscal 2010, following the end of the fiscal year, our CEO evaluated the level of achievement for each executive’s individual objectives and made a recommendation to our Compensation Committee regarding the appropriate level of bonus percentage earned. These recommendations were then evaluated, discussed, modified as appropriate and ultimately approved by our Compensation Committee.

D.	Compensation Committee Review

All elements of our bonus program are subject to review and, where appropriate, waiver and adjustment at the discretion of our Compensation Committee. The Compensation Committee has waived certain requirements when in its judgment such a waiver was appropriate and in the Company’s best interests. No waivers were requested or approved for 2010.

III. Long-Term Equity Incentive Compensation

We believe that the best way of assuring that management’s interests are aligned with the interests of our stockholders is to provide sufficiently meaningful stock ownership opportunities to management. Our Long-Term Equity Incentive Program provides incentives necessary to retain executive officers and reward them for both short-term and long-term Company performance.

In July 2007, we adopted the 2007 Long-Term Incentive Plan (“2007 LTIP”). The plan was intended to provide compensation objectives focusing on achieving the Company’s long-term business goals. The 2010 grants to executive officers under the 2007 LTIP consisted solely of restricted stock units, or RSUs. In prior years, the Company also made grants of performance shares under the 2007 LTIP. However, due to a limited number of shares available under the Company’s burn rate commitment for the 2007 LTIP, the Compensation Committee determined that a grant of restricted stock units was the most appropriate use of such shares. The Company intends to resume the use of performance share grants in addition to grants of RSUs in fiscal 2011.

RSUs are the equivalent in value to one share of common stock and entitle the employee to receive one common share for each RSU at the end of a specified vesting period. RSUs are awards subject to certain restrictions and risk of forfeiture. RSUs generally vest over three years: one-third of the restricted stock units cliff vest on the first anniversary of the vesting commencement date, with the remainder vesting in equal quarterly installments over the following two years.

On January 20, 2010, each of our NEOs received the following equity awards under the 2007 LTIP:

Number of
Restricted Stock
Officer	Units[1]

J. Michael Walsh	9,000
Stacy Loretz-Congdon	9,000
Thomas B. Perkins	9,000
Christopher M. Murray	9,000
Scott E. McPherson	9,000

[1]	One-third of the restricted stock units granted vested on February 1, 2011, with the remaining two-thirds vesting in equal quarterly installments based upon a regular calendar period over the following two years of 2011 and 2012.

Compensation Committee Review of Long-Term Equity Incentive Program

All elements of our Long-Term Equity Incentive program are subject to review and, where appropriate, also subject to waiver and adjustment at the discretion of our Compensation Committee.

For a summary of compensation of our named executive officers, please see the table and discussion under “Summary Compensation Table” on page 26.

IV.	Executive Severance Plan

Under the terms of our Executive Severance Policy, corporate officers and vice presidents, as well as division presidents, are entitled to severance upon their involuntary termination for reasons other than cause, gross misconduct or an insured long-term disability. Severance payments for U.S. based executives are based upon years of service and range from two months base salary for less than two years of service, up to 18 months of base salary for over 20 years of service. In addition, U.S. executives are entitled to a pro-rata bonus for the year terminated and may receive COBRA cost reimbursements during the severance period. Canada-based executives receive severance in accordance with provincial law, which can range up to two years of base salary, bonus and benefits. To receive any benefits under the Executive Severance Policy, an executive must sign a release of liability for the benefit of the Company. See the discussion under “Potential Post-Employment Payments to Named Executive Officers” on page 31 for a quantification of the amounts that would have been payable to our named executive officers upon a Board-approved retirement or upon a change of control as of December 31, 2010.

V.	Group Life, Accidental Death & Dismemberment and Short- and Long-term Disability Insurance

All of our executive officers are eligible to participate in our group life, accidental death & dismemberment and short- and long-term disability insurance programs, which are also available to our non-executive employees. In addition, our named executive officers and other senior officers and managers are provided with additional group life insurance, at a rate of one and one-half times base salary up to a maximum of $300,000.

VI.	Other Perquisites

Our named executive officers are entitled to participate in the same retirement and health and welfare benefits that are offered to all employees. We generally do not provide automobile allowances, club memberships or other perquisites to our executives.

Compensation Consultants

Role of Outside Compensation Consultant

The Compensation Committee engaged Compensia as its outside compensation consultant to assist with developing the terms of the 2010 Long-Term Incentive Plan. No compensation consultant was engaged in establishing 2011 executive compensation.

Determination of Outside Consultant’s Objectivity

The Compensation Committee recognizes that it is essential to receive objective advice from its outside compensation consultant. The Compensation Committee determines whether Compensia’s advice is objective and free from the influence of management or any other party that would compromise the objectivity of its advice. Compensia has not provided services to the Company other than those requested by the Compensation Committee. The Compensation Committee also examines the safeguards Compensia has in place to ensure that executive compensation consulting services are objective. Based on its analysis, the Compensation Committee has determined that Compensia’s advice is objective and unbiased.

Change of Control Matters

None of our named executive officers have employment agreements and all are employees at will. However, certain of our equity incentive plans do provide for benefits that could be triggered by a change of control. Under our 2004, 2005 and 2007 Long-Term Incentive Plans (and related grant agreements), in the event we are acquired by a non-public company, all outstanding options become fully exercisable and vested, all restrictions on restricted stock units (and all deferral periods on deferred restricted stock units) lapse and vesting on all earned performance shares accelerates. In addition, if we are acquired by a public company and a named executive officer is terminated without cause, or resigns with good reason within one year after we are acquired, then generally all such named executive officer’s unvested option shares, restricted stock units and earned performance shares will immediately vest. Under our 2010 Long-Term Incentive Plan, all outstanding options become fully exercisable and vested, all restrictions on restricted stock units (and all deferral periods on deferred restricted stock units) lapse and vesting on all earned performance shares accelerates if the employee is terminated within one year after a change of control. If a change of control occurs before the completion of the applicable performance period for a performance share awarded under any of our long-term incentive plans, such performance share will vest at the “Outstanding” target level. (See “Change of Control” section on page 30 for further discussion).

In addition to the change of control provisions described above, our named executive officers are participants under our severance policies. Refer to the discussion under “Potential Post-Employment Payments to Named Executive Officers” on page 31 for a discussion of these arrangements and the quantification of the amounts that would have been payable to our named executive officers upon a Board approved retirement or upon a change of control as of December 31, 2010.

Risk

The Compensation Committee has reviewed the Company’s incentive plans and does not believe the goals or the underlying philosophy encourage the named executive officers to take excessive risk. By utilizing equity-based awards that are not immediately exercisable, we believe the interests of our named executive officers are aligned with those of our stockholders.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer and each of the next four most highly compensated executive officers. The Compensation Committee considers the anticipated tax treatment of Core-Mark and its executive officers when reviewing the executive compensation programs. However, the Compensation Committee will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m), as the Compensation Committee wishes to maintain flexibility to structure our executive compensation programs in ways that best promote the interests of the Company and its stockholders.

Other Considerations

We have not adopted policies and procedures designed to reclaim or “claw back” incentive awards made on the basis of financial results that are later restated. However, our 2004 Long-Term Incentive Plan and 2007 Long-Term Incentive Plans do contain provisions providing for the recovery of gains made by any executive from the exercise of options within one year prior to the executive’s termination for Cause, as defined in the plans.

COMPENSATION COMMITTEE REPORT

The Compensation Committee administers Core-Mark’s compensation program for executive officers. The Compensation Committee’s role is to oversee Core-Mark’s compensation plans and policies, annually review and approve all such executive officers’ compensation, approve annual bonus awards and administer Core-Mark’s long-term incentive plans (including reviewing and approving grants to Core-Mark’s executive officers.

The Compensation Committee’s charter reflects these various responsibilities, and the Compensation Committee and the Board of Directors periodically review and revise the charter. The Board of Directors determines the Compensation Committee’s membership, which currently consists of four non-employee directors. All of the Compensation Committee’s members are “independent” under the rules of the NASDAQ Stock Market. The Compensation Committee meets at scheduled times during the year and it also considers and takes action by written consent. The Compensation Committee Chairman, L. William Krause, reports any Compensation Committee actions or recommendations to the full Board of Directors.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on that review and those discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

The Compensation Committee is pleased to submit this report to Core-Mark’s stockholders.

COMPENSATION COMMITTEE
L. William Krause, Chairman
Robert A. Allen
Gary F. Colter
Randolph I. Thornton

COMPENSATION OF NAMED EXECUTIVES

The following table summarizes all compensation in 2010, 2009 and 2008 awarded to our principal executive officer, our principal financial officer and to our three other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 for services rendered in all capacities to Core-Mark in 2010, 2009 and 2008. We refer to these executive officers as the named executive officers.

Summary Compensation Table

					Non-Equity
					Incentive Plan	All Other
			Stock	Option	Compensation	Compensation
Name & Principal Position	Year	Salary ($)[1]	Awards ($)[2]	Awards ($)[3]	($)[4]	($)[5]	Total ($)

J. Michael Walsh	2010	$494,544	$284,130	$—	$193,355	$8,138	$980,167
President & Chief	2009	$482,891	$249,340	$70,005	$447,133	$8,635	$1,258,004
Executive Officer	2008	$471,378	$297,388	$73,483	$261,215	$9,134	$1,112,598
Stacy Loretz-Congdon	2010	$288,627	$284,130	$—	$109,969	$8,138	$690,864
Sr. VP & Chief Financial	2009	$281,600	$249,340	$70,005	$171,170	$8,635	$780,750
Officer	2008	$268,531	$297,388	$73,483	$96,818	$8,424	$744,644
Thomas B. Perkins	2010	$252,905	$284,130	$—	$86,149	$8,138	$631,322
Sr. VP — Resources	2009	$246,923	$249,340	$70,005	$171,391	$8,317	$745,976
	2008	$237,734	$297,388	$73,483	$73,613	$7,870	$690,088
Christopher M. Murray	2010	$226,560	$284,130	$—	$82,320	$5,886	$598,896
Sr. VP — U.S.	2009	$220,856	$249,340	$70,005	$124,012	$6,254	$670,467
Distribution (East)	2008	$205,838	$297,388	$73,483	$74,160	$5,919	$656,788
Scott E. McPherson[6]	2010	$231,829	$284,130	$—	$92,900	$7,743	$616,602
Sr. VP — Corporate	2009	$226,346	$249,340	$70,005	$154,748	$8,075	$708,514
Development

[1]	Based on Form W-2 earnings, which may differ from base salaries reported on page 19 due to the timing of pay periods.

[2]	This column represents the aggregate grant date fair value for all awards granted in 2010, 2009 and 2008, respectively. For performance awards we have reported the fair value of the award based upon the probable satisfaction of the performance conditions as of the grant date. The maximum aggregate grant date fair value that would have been received if the highest level of performance was achieved would have been $187,005 and $223,041 for the awards granted in 2009 and 2008, respectively, for each named executive officer. There were no performance awards granted in 2010. These amounts do not reflect the Company’s expense for accounting purposes for these awards, and do not represent the actual value that may be realized by the named executive officers. Prior year amounts have been recomputed for consistent year-to-year presentation.

[3]	This column represents the aggregate grant date fair value for all awards granted in 2010, 2009 and 2008, respectively. There were no option awards granted in 2010. These amounts do not reflect our expense for accounting purposes for these awards, and do not represent the actual value that may be realized by the named executive officers. Prior year amounts have been recomputed for consistent year-to-year presentation.

[4]	The amounts in the column are awarded under the Annual Cash Incentive Bonus Program and represent performance-based bonuses earned in the fiscal year presented and paid in the subsequent year. These bonuses were based on our financial performance and the executive officer’s performance against his or her specified individual objectives. For a description of these bonuses, see the section of this Proxy Statement entitled “Compensation Discussion and Analysis — How We Determine and What We Paid our Named Executive Officers — Annual Cash Incentive Bonus.”

[5]	The components of the “All Other Compensation” column for 2010 are detailed in the following table:

	Executive Officers
		Loretz-
Description	J.M. Walsh	Congdon	Perkins	Murray	McPherson

Company matching contribution to 401(k) plan	$7,350	$7,350	$7,350	$5,098	$6,955
Payment of life and other insurance premiums	788	788	788	788	788

Total	$8,138	$8,138	$8,138	$5,886	$7,743

[6]	Compensation for Mr. McPherson is provided only for 2010 and 2009 because he was not a named executive officer in 2008.

The following table presents information regarding grants of plan based awards to our named executive officers during the year ended December 31, 2010.

Grants of Plan-Based Awards

					All Other
					Stock Awards:
		Estimated Future Payouts Under Non-Equity			Number of	Grant Date
		Incentive Plan Awards[2]			Shares of	Fair Value
	Grant	Threshold	Target	Maximum	Stock or Units	of Stock
Name	Date	($)[1]	($)[1]	($)[1]	(#)[3]	Awards[4]

J. Michael Walsh	1/20/2010	$241,693	$483,386	$725,085	9,000	$284,130
Stacy Loretz-Congdon	1/20/2010	$77,111	$154,223	$231,336	9,000	$284,130
Thomas B. Perkins	1/20/2010	$67,567	$135,135	$202,704	9,000	$284,130
Christopher M. Murray	1/20/2010	$60,529	$121,058	$181,589	9,000	$284,130
Scott E. McPherson	1/20/2010	$61,937	$123,874	$185,812	9,000	$284,130

[1]	The Company defines three incentive plan payout levels for our executives, which are “Threshold,” “Outstanding” and “Exceptional.” The Company-defined “Threshold” level corresponds to Threshold level in the table above, “Outstanding” level corresponds to Target level in the table above and “Exceptional” level corresponds to the Maximum level in the table above. Refer to the Compensation Discussion and Analysis section in this Proxy Statement for a more detailed description of these payout levels.

[2]	Awarded under the 2010 Annual Cash Incentive Bonus Program. The Threshold, Target and Maximum payout levels assume that each of those goals was obtained at the Company’s level of “Threshold,” “Outstanding” and “Exceptional,” as described in the Compensation Discussion and Analysis section in this Proxy Statement. For a description of amounts actually received by the executive, if any, see the Compensation Discussion and Analysis section. For a further description of the 2010 Annual Cash Incentive Bonus Program, refer to the Compensation Discussion and Analysis section.

[3]	Restricted stock units awarded under the 2007 Long-Term Incentive Plan. Such awards are subject to vesting requirements.

[4]	Represents the grant date fair value of each equity award computed in accordance with applicable guidance. Grant date fair value per share for restricted stock units is $31.57.

The following table presents information concerning the number and value of unexercised options, restricted stock units, and performance shares that have not vested for our named executive officers outstanding as of December 31, 2010:

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
								Equity
							Equity	Incentive Plan
							Incentive Plan	Awards:
							Awards:	Market or
						Market	Number of	Payout Value
	Number of	Number of			Number of	Value	Unearned	of Unearned
	Securities	Securities			Shares or	of Shares	Shares, Units	Shares, Units
	Underlying	Underlying			Units of Stock	or Units of	or Other	or Other
	Unexercised	Unexercised	Option	Option	That Have	Stock That	Rights That	Rights That
	Options (#)	Options (#)	Exercise	Expiration	Not Vested	Have Not	Have Not	Have Not
Name	Exercisable[1]	Unexercisable	Price ($)	Date	(#)[3]	Vested ($)	Vested (#)[4]	Vested ($)

J. Michael Walsh	4,436		$36.96	7/2/2014	12,250	$435,978	2,818	$100,293
	8,645		$25.81	1/31/2015
	6,500	3,250 [2]	$19.19	1/21/2016
Stacy Loretz-Congdon	4,436		$36.96	7/2/2014	12,250	$435,978	2,818	$100,293
	8,645		$25.81	1/31/2015
	813	3,250 [2]	$19.19	1/21/2016
Thomas B. Perkins	30,555		$15.50	8/23/2011	12,250	$435,978	2,818	$100,293
	4,436		$36.96	7/2/2014
	8,645		$25.81	1/31/2015
	6,500	3,250 [2]	$19.19	1/21/2016
Christopher M. Murray	4,000		$36.03	3/22/2014	12,250	$435,978	2,818	$100,293
	4,436		$36.96	7/2/2014
	8,645		$25.81	1/31/2015
	6,500	3,250 [2]	$19.19	1/21/2016
Scott E. McPherson	1		$15.50	8/23/2011	12,250	$435,978	2,818	$100,293
	4,436		$36.96	7/2/2014
	8,645		$25.81	1/31/2015
	6,500	3,250 [2]	$19.19	1/21/2016

[1]	Fully vested.

[2]	Granted on January 21, 2009, these option awards vest one-third on February 1, 2010, and the remaining shares in equal quarterly installments over the subsequent 2 years.

[3]	Restricted stock units were granted on January 21, 2009 and January 20, 2010. The January 21, 2009 awards vest one-third on February 1, 2010, and the remaining shares in quarterly installments over the subsequent 2 years. The January 20, 2010 awards vest one-third on February 1, 2011, and the remaining shares in quarterly installments over the subsequent 2 years. Market value based on close price of $35.59 for Core-Mark Holding Company, Inc. common stock on the NASDAQ Global Market on December 31, 2010.

[4]	Performance shares were granted on January 21, 2009. The January 21, 2009 awards vest one-third on February 1, 2010, and the remaining shares in quarterly installments over the subsequent 2 years. Market value based on close price of $35.59 for Core-Mark Holding Company, Inc. common stock on the NASDAQ Global Market on December 31, 2010.

The following table presents information concerning the exercise of stock options and the vesting of restricted stock units for our named executive officers during the year ended December 31, 2010:

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)

J. Michael Walsh	100,000	$2,004,490	15,473	$470,323
Stacy Loretz-Congdon	8,187	$112,466	15,910	$485,783
Thomas B. Perkins	30,556	$383,452	17,538	$537,643
Christopher M. Murray	4,167	$84,427	17,628	$540,729
Scott E. McPherson	38,755	$593,389	16,792	$516,196

Information such as number of securities to be issued upon exercises of outstanding options, weighted-average exercise price of outstanding options, and number of securities remaining available for future issuance concerning five of our stock-based compensation plans: the 2004 Long-Term Incentive Plan, the 2004 Directors’ Equity Incentive Plan, the 2005 Long-Term Incentive Plan, the 2005 Directors’ Equity Incentive Plan and the 2007 Long-Term Incentive Plan were included in Note 11, “Stock-Based Compensation Plans,” in the Notes to Consolidated Financial Statements included in our 2010 Annual Report on Form 10-K filed on March 15, 2011.

Potential Payments Upon Termination or Change-In-Control

Severance Policy

Each of our named executive officers and vice presidents are entitled to certain benefits under the Core-Mark Executive Severance Policy. Pursuant to the policy, upon the officer’s involuntary termination other than for cause, gross misconduct (each as defined in the policy) or long-term disability and upon our acceptance of an executed separation agreement, the officer is entitled to the following benefits based on the years of service and location of employment:

U.S. Employees

Number of Years of Service	Benefit

Less than two years	Two months of base salary
At least two years but less than five years	Four months of base salary
At least five years but less than ten years	Eight months of base salary
At least ten years but less than 20 years	12 months of base salary
More than 20 years	18 months of base salary

All payments under the severance policy are made in one lump sum at the first regularly scheduled payroll issuance following termination. In addition to above payments, such officer shall receive COBRA cost reimbursement for the same number of months of their base salary payment plus payment of a prorated bonus for the year of their termination.

Canadian Employees.  The severance benefits paid to any Canadian executive officers are based on the applicable provincial laws.

Accelerated Option Vesting.  In addition, an executive officer who has received an option grant under our 2004 Long-Term Incentive Plan and 2007 Long-Term Incentive Plan may be entitled to accelerated vesting of all such options should such executive officer be terminated without cause or resign his employment with good reason.

Retirement

Award grants made to our named executive officers under our 2005 Long-Term Incentive Plan and under our 2007 Long-Term Incentive Plan (during 2010) generally entitle such officers to accelerated vesting of all of their restricted stock units in the event that such executive retires, and the retirement is approved by our Board of Directors as a retirement that qualifies for such treatment. In addition, certain awards made to our named executive officers under our 2007 Long-Term Incentive Plan generally entitle such officers to accelerated vesting of a pro-rata portion of their options, restricted stock units and/or performance shares in the event that (1) such executive retires prior to the first vesting date of such award and (2) the retirement is approved by our Board of Directors as a retirement that qualifies for such treatment. In general the pro-rata portion of such award that is vested is based upon the number of months of service of such officer during the applicable vesting period under the award. Performance shares are vested pro-rata at the “Outstanding” target level.

Change of Control

Award grants made to our named executive officers under our 2004, 2005 and 2007 Long-Term Incentive Plans generally entitle such officers to accelerated vesting of all of their option shares, restricted stock units and earned performance shares in the event that we are acquired by a non-public company (a “non-public change of control”). In addition, if we are acquired by a public company and the executive officer is terminated without cause or resigns with good reason within one year after we are acquired, then generally all such executive officer’s unvested option shares, restricted stock units and earned performance shares will immediately vest. If the change of control under either scenario occurs before the completion of the applicable performance period under a performance share award, such performance share shall vest at the “Outstanding” target level. Under our 2010 Long-Term Incentive Plan, all outstanding options become fully exercisable and vested, all restrictions on restricted stock units (and all deferral periods on deferred restricted stock units) lapse and vesting on all earned performance shares accelerates if the employee is terminated within one year after a change of control.

Potential Post-Employment Payments to Named Executive Officers

The table below sets forth potential payments that could be received by our named executive officers upon a Board approved retirement or upon a non-public change in control of Core-Mark, assuming such event took place on December 31, 2010.

TABULAR PRESENTATION OF POTENTIAL POST-EMPLOYMENT PAYMENTS

	J. Michael Walsh			Stacy Loretz-Congdon			Thomas B. Perkins			Christopher M. Murray			Scott E. McPherson
	Retire-	Without	Change in	Retire-	Without	Change in	Retire-	Without	Change in	Retire-	Without	Change in	Retire-	Without	Change in
Benefits	ment[1]	Cause[2]	Control[3]	ment[1]	Cause[2]	Control[3]	ment[1]	Cause[2]	Control[3]	ment[1]	Cause[2]	Control[3]	ment[1]	Cause[2]	Control[3]

INCREMENTAL COMPENSATION (payment contingent on termination)
Cash Severance[4]		$507,860	$507,860		$444,599	$444,599		$259,714	$259,714		$155,107	$155,107		$238,072	$238,072
COBRA Reimbursements[4]		$13,570	$13,570		$20,355	$20,355		$18,964	$18,964		$12,643	$12,643		$13,570	$13,570
Equity
Restricted Stock	$1,503,871	$1,007,380	$1,503,871	$620,514	$124,024	$620,514	$591,453	$94,962	$591,453	$496,451	$—	$496,451	$496,451	$—	$496,451
Unexercisable Options			$44,753			$44,753			$44,753			$44,753			$44,753
Total	$1,503,871	$1,528,810	$2,070,054	$620,514	$588,978	$1,130,221	$591,453	$373,640	$914,884	$496,451	$167,750	$708,954	$496,451	$251,642	$792,846
EARNED COMPENSATION (payment not contingent on termination)
Exercisable Options	$151,317	$151,317	$151,317	$73,007	$73,007	$73,007	$684,807	$684,807	$684,807	$151,317	$151,317	$151,317	$151,334	$151,334	$151,334

GRAND TOTAL	$1,655,188	$1,680,127	$2,221,371	$693,521	$661,985	$1,203,228	$1,276,260	$1,058,447	$1,599,691	$647,768	$319,067	$860,271	$647,785	$402,976	$944,180

[1]	Core-Mark Holding Company, Inc. does not have an official retirement age; rather, named executive officers may be approved for retirement by the Board of Directors. The table assumes that all named executive officers would have been so approved if termination occurred on December 31, 2010. Upon retirement, this table assumes unvested performance shares and options are forfeited, vested options remain exercisable for a period of 90 days, and restrictions lapse on all restricted stock units.

[2]	Upon termination without cause, terminated executives are eligible for severance cash in accordance with the Core-Mark Executive Severance Policy. Also, options become fully vested and exercisable as of the date of termination and remain exercisable for a period of 90 days thereafter. Options terminate and are forfeited at the end of the 90-day period. Upon termination, all unvested restricted stock units and performance shares are forfeited.

[3]	Upon a non-public change in control, executives are eligible for all of the benefits of a “without-cause” termination. In addition, all restrictions lapse on restricted stock units, all unvested options are accelerated and any earned but unvested performance shares are accelerated.

[4]	Executive officers and vice presidents in the U.S. may receive benefits under the Core-Mark Executive Severance Policy. If terminated on December 31, 2010, the following NEOs would receive 12 months’ salary and COBRA reimbursements, payable in a lump sum: J. Michael Walsh, Thomas B. Perkins and Scott E. McPherson. As Stacy Loretz-Congdon’s service with our Company is more than 20 years as of December 31, 2010, she would receive 18 months’ salary and COBRA reimbursements, if terminated on December 31, 2010. As Chris M. Murray’s service with our Company is less than ten years, but more than 5 years, as of December 31, 2010, he would receive 8 months’ salary and COBRA reimbursements, if terminated on December 31, 2010.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews Core-Mark’s financial reporting process on behalf of the Board of Directors and reports to the Board of Directors on audit, financial and related matters. Core-Mark’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. Deloitte & Touche LLP (the independent registered public accounting firm for year ended December 31, 2010) was responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (U.S.), and to issue its reports thereon. The Audit Committee oversees these processes.

In this context, the Audit Committee has met and held discussions with Core-Mark’s management and the independent auditor. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditor. The Audit Committee also discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance.

In addition, the Audit Committee discussed with the independent auditor such auditor’s independence from the Company and its management, and the independent auditor provided to the Audit Committee the written disclosures and communications required by the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence.

The Audit Committee discussed with the Company’s internal audit staff and independent auditor the overall scope and plans for their respective audits. The Audit Committee met with the internal audit staff and the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of Core-Mark’s internal controls, and the overall quality of Core-Mark’s financial reporting.

Based on the reviews and discussions with management and the independent auditor referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in Core-Mark’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Stuart W. Booth, Chairman
Gary F. Colter
Harvey L. Tepner
Randolph I. Thornton

PROPOSAL 4. RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP (“D&T”) has been selected by the Audit Committee of the Board of Directors to audit the accounts of Core-Mark and its subsidiaries for the year ending December 31, 2011. D&T served as our independent auditor for 2010. At the Annual Meeting, the stockholders are being asked to ratify the appointment of D&T as Core-Mark’s independent auditor for 2011. If ratification is withheld, the Audit Committee will reconsider its selection. A representative of D&T will attend our Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if the representative desires to do so.

The Board of Directors recommends that the stockholders vote FOR Proposal 4.

Auditor Fees

The aggregate professional fees and expenses billed by D&T for the audit of our annual financial statements for 2010 and 2009 and fees and expenses billed for audit related services, tax services and all other services rendered for these periods are as follows:

	2010	2009

Audit Fees[1]	$2,194,000	$2,556,000
Audit Related Fees[2]	81,000	—
Tax Fees[3]	8,000	105,000

Total	$2,283,000	$2,661,000

[1]	These are fees and expenses for professional services performed by D&T and include the audit of our annual financial statements, the review of financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided in connection with statutory or regulatory filings, consents and other SEC filings.

[2]	These are fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, and include fees associated with accounting for, and auditing of, acquisitions and consultations concerning financial accounting and reporting matters.

[3]	These are fees for professional services related to tax compliance, tax advice and tax planning.

Pre-Approval of Audit and Non-Audit Services

Core-Mark’s Audit Committee is responsible for appointing Core-Mark’s independent auditor and approving the terms of the independent auditor’s services. The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditor, as described below, and must pre-approve any internal control related service, including any changes in the nature, scope or extent of such services.

Audit Services.  Under the policy, the Audit Committee is to appoint Core-Mark’s independent auditor each year and pre-approve the engagement of the independent auditor for the audit services to be provided. In addition, the Audit Committee must pre-approve any additions or modifications to such audit services.

Non-Audit Services.  In accordance with the policy, the Audit Committee must pre-approve non-audit services that may be performed by the independent auditor during the year. The Audit Committee has also delegated to the Chair of the Audit Committee the authority to approve additional non-audit services to be performed by the independent auditor.

All services performed by D&T in 2010 were pre-approved by the Audit Committee pursuant to the foregoing pre-approval policy.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Requirements for Stockholder Proposals to be Considered for Inclusion in Core-Mark’s Proxy Materials

Any proposal that a stockholder wishes to submit for inclusion in Core-Mark’s proxy materials for the 2012 Annual Meeting of Stockholders pursuant to and in accordance with SEC Rule 14a-8 must be received by Core-Mark not later than December 13, 2011.

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting

Core-Mark’s bylaws provide that any proposal that a stockholder wishes to propose for consideration at an annual meeting, but does not seek to include in Core-Mark’s Proxy Statement and related materials, must be received by the Company within a specified period prior to the annual meeting. Absent specific circumstances set forth in our bylaws, to be considered at the 2012 Annual Meeting such proposal must be delivered to Core-Mark no earlier than January 26, 2012 and no later than February 24, 2012. In addition, any stockholder proposal to Core-Mark must set forth the information required by Core-Mark’s bylaws with respect to each matter the stockholder proposes to bring before the annual meeting. The proxy solicited by the Board of Directors for the 2012 Annual Meeting will confer discretionary authority to vote on any proposal presented by a stockholder at the meeting that was not included in the proxy materials for such meeting.

Any stockholder proposals or notices submitted to Core-Mark in connection with the 2012 Annual Meeting should be addressed to: Director of Investor Relations, Core-Mark Holding Company, Inc., 395 Oyster Point Blvd., Suite 415, South San Francisco, California 94080.

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DIRECTIONS TO THE
SOFITEL SAN FRANCISCO BAY HOTEL

Sofitel San Francisco Bay Hotel
223 Twin Dolphin Drive
Redwood City, CA 94065

From San Francisco (approximately 21 miles) & San Francisco International Airport (approximately 10 miles): Take US 101 South toward San Jose. Exit Ralston Ave. Follow signs for Marine Parkway. Turn right onto Twin Dolphin Drive. Hotel is on left hand side.

From San Jose (approximately 26 miles) & San Jose Airport (approximately 25 miles): Take US 101 North to the Holly Street Exit. Follow signs for Redwood Shores Parkway. Turn left onto Twin Dolphin Drive. Hotel is on right hand side.

From Oakland Airport (approximate 22 miles) & Points East: Take I-880 South toward San Jose. Merge onto CA-92 W toward San Mateo Br. Merge onto US-101 S toward San Jose. Exit Brittan Ave. Follow signs for Redwood Shores Parkway. Turn left on Twin Dolphin Drive. Hotel is on right hand side.

CORE-MARK HOLDING COMPANY, INC.
ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 24, 2011
11:00 a.m. PT
Sofitel San Francisco Bay Hotel
223 Twin Dolphin Drive
Redwood City, CA 94065

Core-Mark Holding Company, Inc. 395 Oyster Point Blvd., Suite 415 South San Francisco, California 94080	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 24, 2011.
By signing the proxy, you revoke all prior proxies, acknowledge receipt of the notice of the stockholder’s annual meeting to be held May 24, 2011 and the proxy statement, and appoint J. Michael Walsh and Gregory P. Antholzner, and each of them with full power of substitution, to vote all shares of Common Stock of Core-Mark Holding Company, Inc. that you are entitled to vote, either on your behalf or on behalf of an entity or entities, at the Annual Meeting of Stockholders of Core-Mark, to be held on Tuesday, May 24, 2011 at 11:00 a.m. Pacific Time, and at any adjournment or postponement thereof, with the same force and effect as if you were personally present thereat.
THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AS YOU SPECIFY ON THE REVERSE SIDE. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED IN FAVOR OF ELECTING THE SEVEN NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS AND IN FAVOR OF PROPOSALS 2 AND 4. NO VOTE WILL BE RECORDED IF YOU DO NOT SPECIFY A CHOICE ON PROPOSAL 3. IN THEIR DISCRETION, THE PROXIES APPOINTED HEREIN ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

To be signed and dated on reverse side.	See reverse side for voting instructions.
111657

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named
proxies to vote your shares in the same manner as if
you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/core Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 23, 2011.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 23, 2011.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW (OTHER THAN PROPOSAL 3),
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
ò Please detach here ò

The Board of Directors Recommends a Vote FOR All of the Nominees Listed and Proposal 2 and 4 Below. The Board of Directors has no recommendation for Proposal 3 Below.

1. Election of directors:
		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

a.	Robert A. Allen	☐	☐	☐	e.	Harvey L. Tepner	☐	☐	☐

b.	Stuart W. Booth	☐	☐	☐	f.	Randolph I. Thornton	☐	☐	☐

c.	Gary F. Colter	☐	☐	☐	g.	J. Michael Walsh	☐	☐	☐

d.	L. William Krause	☐	☐	☐

2.	Approval of an advisory resolution regarding executive compensation			☐	For	☐	Against	☐	Abstain

3.	Advisory vote on the frequency of an advisory vote on executive compensation	☐	1 Year	☐	2 Years	☐	3 Years	☐	Abstain

4.	To ratify the selection of Deloitte & Touche LLP as Core-Mark’s independent registered public accounting firm to serve for the fiscal year ending December 31, 2011.			☐	For	☐	Against	☐	Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF THE SEVEN NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 4. NO VOTE WILL BE RECORDED IF YOU DO NOT SPECIFY A CHOICE ON PROPOSAL 3.

Address Change? Mark box, sign, and indicate changes below: ☐	Date ___________________________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.